Exhibit 10.2

EXECUTION VERSION

May 19, 2020

Hillenbrand, Inc.
One Batesville Boulevard
Batesville, IN 47006

Re:       Amendment No. 7 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of December 6, 2012 (as amended by Amendment No. 1 dated as of December 15, 2014, Amendment No. 2 dated as of December 19, 2014, Amendment No. 3 dated as of March 24, 2016, Amendment No. 4 dated as of December 8, 2017, Amendment No. 5 dated as of September 4, 2019 and Amendment No. 6 dated as of January 10, 2020, the “Note Agreement”), by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) (“Prudential”) and each Prudential Affiliate (as therein defined) that has become or becomes bound thereby. Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Note Agreement.

The Company has requested that the Required Holders agree to amend the Note Agreement, as more particularly described below. Subject to the terms and conditions hereof, the Required Holders are willing to agree to such request.

Accordingly, in accordance with the provisions of Section 18.1 of the Note Agreement, and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to the Note Agreement. Upon the occurrence of the Effective Date (as defined below), the Note Agreement shall be amended as set forth below:

1.1        Section 9.10 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.10. Excess Leverage Fee.

(a)       Without limiting the Company’s obligations under Section 10.9(a) hereof, if the Company’s Leverage Ratio is greater than 3.50 to 1.00 as of the last day of any fiscal quarter as reflected on the compliance certificate for such fiscal quarter (or, in the case of the fourth fiscal quarter of a fiscal year, such fiscal year) required by Section 9.1(c), then, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (a “Ratio Leverage Fee”) computed on the daily average outstanding principal amount of such Notes during the fiscal quarter immediately succeeding such fiscal quarter (such succeeding fiscal quarter, an “Applicable Quarter”) at a rate of 0.75% per annum; provided that, the rate at which the Ratio Leverage Fee is calculated shall be increased to 1.00% per annum for any fiscal quarter for which the Company’s Leverage Ratio is greater than 4.00 to 1.00; provided, further, for the avoidance of doubt, no Ratio Leverage Fee will accrue during any fiscal quarter to the extent the Company’s Leverage Ratio as of the last day of the immediately preceding fiscal quarter is less than or equal to 3.50 to 1.00. The Ratio Leverage Fee with respect to each Note for any period during which such fee accrues shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the last day of the Applicable Quarter. The payment and acceptance of any Ratio Leverage Fee shall not constitute a waiver of any Default or Event of Default. If for any reason the Company fails to deliver the financial statements required by Section 9.1(a) or 9.1(b) hereof or the related compliance certificate required by Section 9.1(c) hereof for a succeeding fiscal quarter or fiscal year by the date such financial statements and compliance certificate are required to be delivered, then the Company shall be deemed to have a Leverage Ratio as of the end of such fiscal quarter or fiscal year of greater than 4.00 to 1.00 solely for the purposes of this Section 9.10.

(b)       Without limiting the Company’s obligations under Section 9.9 hereof or the other clauses of this Section 9.10, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (a “Rating Fee”) computed on the daily average outstanding principal amount of such Notes during each fiscal quarter during which the Company has a Below Investment Grade Rating from two or more nationally recognized statistical rating agencies at the rate of 1.00% per annum; provided that, in no event shall a Ratio Leverage Fee be payable during any period for which a Rating Fee is payable. The Rating Fee with respect to each Note for each fiscal quarter for which such fee accrues shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the last day of each fiscal quarter during which the Company had a Below Investment Grade Rating from two or more nationally recognized statistical rating agencies.

(c)       Without limiting the Company’s obligations under the other clauses of this Section 9.10, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (a “Covenant Relief Period Fee”; the Covenant Relief Period Fee together with any Ratio Leverage Fee and any Rating Fee are collectively referred to as the “Excess Leverage Fee”) at the rate of 0.25% per annum computed on the daily average outstanding principal amount of such Notes from the Amendment No 7 Effective Date through and including December 31, 2021. The Covenant Relief Period Fee with respect to each Note for each fiscal quarter for which such fee is applicable shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the last day of each applicable fiscal quarter.

1.2       Clause (aa) of Section 10.1 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(aa) other Liens securing liabilities or assignments of rights to receive income in an aggregate amount at any time outstanding not to exceed (x) during the Covenant Relief Period, $50,000,000 and (y) following the termination of the Covenant Relief Period, the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 9.1(a) or (b), the most recent financial statements referred to in Section 5.5 at any time outstanding; provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence, assumption or initial existence thereof, such Liens were permitted to be incurred pursuant to this clause (aa) notwithstanding a decrease after such time in the basket amount permitted under this clause (aa) as a result of a decrease in Consolidated Tangible Assets;

1.3       The last paragraph of Section 10.3 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, the Company (x) will not and will not permit any Subsidiary to borrow any Loan (as defined in the Primary Credit Facility) under the Primary Credit Facility unless at the time of and immediately after giving effect to the making of such Loan (including the application of proceeds thereof), the aggregate amount of unrestricted and unencumbered cash and cash equivalents of the Company and its Subsidiaries shall not exceed $350,000,000; provided that such amount may be exceeded to the extent that the Company will require such excess amount to effect acquisitions or other investments or make other payments in respect of other general corporate purposes, in each case within 10 Business Days after the date such Loan is made; provided, further, that if the requisite lenders under the Primary Credit Facility waive the condition set forth in Section 4.03(c) of the Primary Credit Facility with respect to any such Loan, then this clause (x) shall not apply to the borrowing of such Loan; provided, further, that if Section 4.03(c) of the Primary Credit Facility is amended, waived or otherwise modified to be less restrictive with respect to the Company and its Subsidiaries, to be deleted or to cease to be in effect, then this clause (x) in Section 10.3 of this Agreement shall be deemed to be similarly amended, waived or otherwise modified to be so less restrictive, deleted or shall cease to be in effect, as applicable; provided, however, if any fees or other remuneration were paid to any lender under the Primary Credit Facility with respect to causing the amendment of Section 4.03(c) of the Primary Credit Facility to cease to be in effect or be deleted or to be so amended, waived or modified, then the Company shall have paid to the holders of the Notes the same fees or other remuneration on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under the Primary Credit Facility and (y) will not permit any Foreign Subsidiary to create, incur, assume or suffer to exist any Indebtedness under the Primary Credit Facility to the extent that the sum of (i) the aggregate outstanding principal amount of the Indebtedness of all Foreign Subsidiaries outstanding under the Primary Credit Facility plus (ii) the aggregate outstanding principal amount of Indebtedness of Foreign Subsidiary Borrowers outstanding pursuant to clause (f)(y) above would at any time be in excess of $400,000,000 (such amount, the “Foreign Subsidiary Debt Limit”) except to the extent that the amount of Indebtedness created, incurred, assumed or suffered to exist by any Foreign Subsidiary under the Primary Credit Facility in excess of the Foreign Subsidiary Debt Limit is permitted under clause (r) of this Section 10.3 (and such Indebtedness in excess of the Foreign Subsidiary Debt Limit shall not be permitted under clause (a) through (q) of this Section 10.3).

1.4       Section 10.5 of the Note Agreement is hereby amended by (i) deleting clauses (d) and (e) thereof in their entirety and (ii) inserting the following new clauses at the end in replacement thereof:

(d)        the Company and each Subsidiary may (i) make distributions to or payments on behalf of current and former employees, officers, or directors of the Company and its Subsidiaries (or any spouses, ex-spouses, trusts or estates of any of the foregoing) on account of exercises, purchases, redemptions or other acquisitions of Equity Interests of the Company or its Subsidiaries held by such Persons (including to pay for the taxes payable by such Persons in connection with a grant or award of Equity Interests of the Company or its Subsidiaries or upon the vesting thereof) and (ii) repurchase Equity Interests issued to current or former employees, officers, directors or managers upon death, disability or termination of employment of such person or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by Company’s or such Subsidiary's board of directors (or any committee thereof);

(e)        solely during the Covenant Relief Period, the Company may declare and pay during each of the Company’s 2020 fiscal year, 2021 fiscal year and 2022 fiscal year, its regularly scheduled cash dividends to its stockholders (x) with respect to the Company’s 2020 fiscal year, in an amount up to and including $0.85 per share, (y) with respect to the Company’s 2021 fiscal year, in an amount consistent with the aggregate amount of dividends paid in the Company’s 2020 fiscal year plus an additional amount equal to $0.01 per share in excess of the aggregate amount paid in the Company’s 2020 fiscal year pursuant to the foregoing clause (x) and (z) with respect to the Company’s 2022 fiscal year, in an amount consistent with the aggregate amount of dividends paid in the Company’s 2021 fiscal year plus an additional amount equal to $0.01 per share in excess of the aggregate amount paid in the Company’s 2021 fiscal year pursuant to the foregoing clause (y); provided that (i) the Company is in compliance with the Leverage Ratio set forth in Section 10.9(a) (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b)) on a pro forma basis immediately after giving effect to such payment and the incurrence of any Indebtedness incurred to make such payment and (ii) immediately after giving effect to such payment, no Event of Default would exist;

(f)        solely during the Covenant Relief Period, the Company may declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided that (i) on a pro forma basis, immediately after giving effect to such proposed action in this clause (f) and the incurrence of any Indebtedness incurred to take any such proposed action in this clause (f) the Leverage Ratio (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b)) is less than or equal to 3.50 to 1.00 and (ii) immediately after giving effect to such proposed action in this clause (f), no Event of Default would exist; and

(g)        solely following the termination of the Covenant Relief Period, the Company may declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided that (i) the Company is in compliance with the Leverage Ratio set forth in Section 10.9(a) (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b)) on a pro forma basis immediately after giving effect to such proposed action in this clause (g) and the incurrence of any Indebtedness incurred to take any such proposed action in this clause (g) and (ii) immediately after giving effect to such proposed action in this clause (g), no Event of Default would exist.

1.5       Section 10.9(a) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(a)       Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after December 31, 2019, of (i) (x) Consolidated Indebtedness minus (y) the Liquidity Amount, in each case as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than (A) 4.50 to 1.00 for the fiscal quarters ending December 31, 2019 and March 31, 2020, (B) 4.75 to 1.00 for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, (C) 4.25 to 1.00 for the fiscal quarter ending June 30, 2021, (D) 4.00 to 1.00 for the fiscal quarter ending September 30, 2021, (E) 3.75 to 1.00 for the fiscal quarter ending December 31, 2021 and (F) 3.50 to 1.00 for the fiscal quarter ending March 31, 2022 and each fiscal quarter ending thereafter; provided  that the Company may, on or after January 1, 2022, by written notice to the holders of Notes (which notice may be in a compliance certificate delivered pursuant to Section 9.1(c) with respect to an applicable fiscal quarter) and not more than once during the term of this Agreement, elect to increase the maximum Leverage Ratio to 4.00 to 1.00 for a period of three consecutive fiscal quarters in connection with an acquisition that involves the payment of consideration by the Company and/or its Subsidiaries in excess of $75,000,000 occurring during the first of such three fiscal quarters. For purposes of calculations under this Section 10.9(a), Consolidated Indebtedness shall not include 75% of the principal amount of any mandatorily convertible unsecured bonds, debentures, preferred stock or similar instruments in a principal amount not to exceed $500,000,000 in the aggregate during the term of this Agreement which are payable in no more than three years (whether by redemption, call option or otherwise) solely in common stock or other common equity interests.

For purposes of calculations under this Section 10.9(a), prior to the consummation of the Bengal Acquisition (or during the period from the Amendment No. 5 Effective Date until the date that is 90 days after the termination of the Bengal Acquisition Agreement), Consolidated Indebtedness shall not include Specified Senior Notes Indebtedness; provided that (a) the release of the proceeds of the Specified Senior Note Indebtedness to the Company and its Subsidiaries is contingent upon the consummation of the Bengal Acquisition and, pending such release, such proceeds are held in escrow (and, if the Bengal Acquisition Agreement is terminated prior to the consummation of the Bengal Acquisition or if the Bengal Acquisition is otherwise not consummated by the date specified in the Specified Senior Notes Indenture, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of the Specified Senior Notes Indebtedness) or (b) the Specified Senior Notes Indenture contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits the Specified Senior Notes Indebtedness to be redeemed or prepaid if the Bengal Acquisition is not consummated by the date specified in the Specified Senior Notes Indenture (and if the Bengal Acquisition Agreement is terminated in accordance with its terms prior to the consummation of the Bengal Acquisition or the Bengal Acquisition is otherwise not consummated by the date specified in the Specified Senior Notes Indenture, the Specified Senior Notes Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

1.6       Section 23.3 of the Note Agreement is hereby amended by deleting the word “All” contained in the beginning of the third paragraph thereof and inserting “Except as otherwise provided herein, all” in lieu thereof.

1.7       The definition of “Consolidated EBITDA” contained in Schedule B to the Note Agreement is hereby amended by amending and restating clause (vii) thereof in its entirety to read as follows:

(vii) (A) cash fees, costs, expenses, premiums, penalties or other losses incurred in connection with any acquisition, any asset sale or other disposition, any recapitalization, any investment, any issuance of equity interests by the Company or any issuance, incurrence or repayment of any Indebtedness by the Company or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (B) non-recurring or unusual expenses, charges or losses in an aggregate amount for clauses (A) and (B) not to exceed ten percent (10%) of Consolidated EBITDA for any Reference Period (as calculated without giving effect to the add-back of any item pursuant to this clause (vii)) (provided that it is understood and agreed that, in connection with determining the amount of non-recurring or unusual expenses, charges and losses (any such expenses, charges and losses being referred to as “Specified Expenses” for purposes of this clause (vii)) that may be added back to Consolidated EBITDA pursuant to subclause (B) of this clause (vii), (1) for the Reference Period ending June 30, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending September 30, 2019, December 31, 2019 and March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarter of the Company ending June 30, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation, (2) for the Reference Period ending September 30, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending December 31, 2019 and March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending June 30, 2020 and September 30, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation and (3) for the Reference Period ending December 31, 2020, (x) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarter of the Company ending March 31, 2020 shall be added back to Consolidated EBITDA and shall not be counted against the foregoing 10% limitation and (y) the Specified Expenses actually incurred by the Company and its Subsidiaries during the fiscal quarters of the Company ending June 30, 2020, September 30, 2020 and December 31, 2020 shall be counted against, and shall be subject to, the foregoing 10% limitation)

1.8       Schedule B to the Note Agreement is hereby amended to amend and restate or add, as applicable, the following definitions:

“Amendment No. 7” means that certain Amendment No. 7 to Private Shelf Agreement dated as of May 19, 2020.

“Amendment No. 7 Effective Date” means the “Effective Date” as defined in Amendment No. 7.

“Covenant Relief Period” means the period commencing on the Amendment No. 7 Effective Date and ending on January 1, 2022.

“Covenant Relief Period Fee” is defined in Section 9.10.

“Liquidity Amount” means, as of any date of determination, the lesser of (i) the sum of (a) 100% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries in the United States as of such date, plus (b) 70% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries outside of the United States as of such date and (ii) $175,000,000; provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” as recorded on the books of the Company or the applicable Subsidiary.

“Rating Fee” is defined in Section 9.10.

“Ratio Leverage Fee” is defined in Section 9.10.

SECTION 2. Representations and Warranties. Each of the Company and each Guarantor represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all requisite corporate action on behalf of the Company and such Guarantor, this letter has been duly executed and delivered by an authorized officer of the Company and such Guarantor, and the Company and such Guarantor has obtained all authorizations, consents, and approvals necessary for the execution, delivery and performance of this letter and such authorizations, consents and approvals are in full force and effect, (b) each representation and warranty set forth in Section 5 of the Note Agreement (after giving effect to the amendments in Section 1) and the other Transaction Documents is true and correct in all material respects as of the date of execution and delivery of this letter by the Company and such Guarantor with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date), (c) after giving effect to the amendments in Section 1, no Event of Default or Default exists and (d) concurrently with the effectiveness of this letter, each of the amendments to Section 6.10(a), the definition of “Liquidity Amount” and the definition of “Consolidated EBITDA” contained in the Primary Credit Facility that are conditioned on amendments to the Note Agreement and the “LG Facility” will be effective.

SECTION 3. Conditions to Effectiveness. The amendments described in Section 1 above shall become effective on the date (the “Effective Date”) when each of the following conditions has been satisfied:

3.1       Documents. Each holder of a Note shall have received original counterparts or, if reasonably satisfactory to the Required Holders, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to the Required Holders, dated the date hereof unless otherwise indicated, and on the date hereof in full force and effect:

(i)       counterparts of this letter executed by the Company, the Guarantors and the Required Holders; and

(ii)       an Officer’s Certificate of the Company, in form and substance reasonably satisfactory to the Required Holders, attaching a true and complete copy of (a) an amendment No. 4 to the Third Amended and Restated Credit Agreement, executed by the Company, the subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders and (b) the amendment to the “LG Facility Agreement” (as defined in the Company’s most recent filings with the SEC).

3.2       Amendment Fee. The Company shall have paid an amendment fee to each holder of Notes equal to ten basis points of the aggregate outstanding principal amount of Notes held by each such holder as of the Effective Date, which payment shall be made in the same manner and to the same accounts as for payments of interest pursuant to the Note Agreement.

3.3       Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter shall be reasonably satisfactory to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 4. Reference to and Effect on Note Agreement and Notes; Ratification of Transaction Documents. Upon the effectiveness of the amendments in Section 1 of this letter, each reference to the Note Agreement in any other Transaction Document shall mean and be a reference to the Note Agreement, as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement, the Notes and each other Transaction Document shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of Prudential or any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other Transaction Document at any time. The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any consents or agree to any amendment to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 5. Reaffirmation. Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement and each other Transaction Document, after giving effect to such amendments. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, the Guaranty Agreement and each other Transaction Document remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guaranteed Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement, as amended by this letter agreement, or any of the Notes.

SECTION 6. Expenses. The Company hereby confirms its obligations under Section 16.1 of the Note Agreement in connection with the transactions hereby contemplated, whether or not such transactions are consummated.

SECTION 7. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 8.  Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

Very truly yours,

PGIM, INC.

By:	/s/ Melody R. Cross
Vice President

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By:	/s/ Melody R. Cross
Vice President

THE GIBRALTAR LIFE INSURANCE
CO., LTD.

By: Prudential Investment Management Japan
Co., Ltd. (as Investment Manager)

By: PGIM, Inc.
(as Sub-Adviser)

By:	/s/ Melody R. Cross
Vice President

PAR U HARTFORD LIFE &
ANNUITY COMFORT TRUST

By: Prudential Arizona Reinsurance Universal .
Company (as Grantor)

By: PGIM, Inc.
(as Investment Manager)

By:	/s/ Melody R. Cross
Vice President

Amendment No. 7 to Private Shelf Agreement

THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY
FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
THE INDEPENDENT ORDER OF FORESTERS

By: Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Melody R. Cross
Vice President

Amendment No. 7 to Private Shelf Agreement

The foregoing letter is
hereby accepted as of the
date first above written:

HILLENBRAND, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

Amendment No. 7 to Private Shelf Agreement

BATESVILLE CASKET COMPANY, INC.
BATESVILLE MANUFACTURING, INC.
BATESVILLE SERVICES, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Treasurer

COPERION K-TRON PITMAN, INC.
ROTEX GLOBAL, LLC
K-TRON INVESTMENT CO.
TERRASOURCE GLOBAL CORPORATION
RED VALVE COMPANY, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Assistant Treasurer

COPERION CORPORATION

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Vice President and Assistant Treasurer

PROCESS EQUIPMENT GROUP, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name: Theodore S. Haddad, Jr.
Title: Treasurer

Amendment No. 7 to Private Shelf Agreement